                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      PUGET SOUND POWER & LIGHT COMPANY
                (Name of Registrant as Specified In Its Charter)

                      PUGET SOUND POWER & LIGHT COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                       PUGET SOUND POWER & LIGHT COMPANY
                   Notice of Annual Meeting of Shareholders
                            To Be Held May 10, 1994



To the Holders of Common Stock of
Puget Sound Power & Light Company:

The Annual Meeting of Shareholders of Puget Sound Power & Light Company will be held at 10 a.m. on May 10, 1994 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington for the purpose of acting upon the following matters:

1. To elect three Directors to serve until the expiration of three-year terms and until their successors are elected and qualified.

2. To consider and vote on a proposal increasing the common stock of the Company (the "Common Stock") which may be issued under the Investment Plan for Employees from 1,000,000 to 2,000,000 shares.

3. To consider and vote upon any and all other matters that may come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 14, 1994 will be entitled to attend and to vote at the meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

If you are a participant in the Stock Purchase and Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares which may be held in such plan.


March 24, 1994
By Order of the Board of Directors,

/s/ James W. Eldredge

J. W. Eldredge, Corporate Secretary


TABLE OF CONTENTS
Proxy Statement                                               1
Annual Report..............................................   1
Election of Directors......................................   1
Security Ownership of Directors and Executive Officers.....   4
Board of Directors and Committee Meetings..................   5
Compensation and Retirement Committee Report...............   6
Stock Price Performance Graph..............................   8
Summary Compensation Table.................................  10
SAR Grants in 1993.........................................  12
Aggregated SAR Exercises & Values..........................  13
Retirement Benefits Table..................................  14
Other Agreements...........................................  14
Proposal to Increase Shares Authorized for Issuance Under
   the Investment Plan for Employees.......................  15
Independent Public Accountants.............................  16
Voting Rights and Proxy....................................  16
Shareholder Proposals......................................  17
Solicitation of Proxies....................................  17
Map to Annual Meeting......................................  18


YOUR VOTE IS IMPORTANT

The Company has approximately 65,000 shareholders of record. Many shareholders own 100 shares or less. Each shareholder, regardless of the number of shares owned, is requested to date, sign and return promptly the enclosed proxy form, using the accompanying addressed envelope.

PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") of Puget Sound Power & Light Company (the "Company") to be held at 10 a.m. on May 10, 1994 at the Meydenbauer Center located at 11100 N.E. 6th Street, Bellevue, Washington. The approximate mailing date of the proxy material is March 24, 1994. The mailing address of the Company's principal executive offices is Puget Sound Power & Light Company, P.O. Box 97034, Bellevue, Washington 98009-9734.

Management is not aware of any matter to be presented for action at the Annual Meeting other than the election of three Directors and a proposal to increase the Common Stock which may be issued under the Investment Plan for Employees from 1,000,000 shares to 2,000,000 shares.

ANNUAL REPORT

The Company's Annual Report for 1993, including financial statements, is being mailed to shareholders on or about March 24, 1994.

ELECTION OF DIRECTORS

The number of Directors is determined by resolution of the Board of Directors, subject to revision by the shareholders. The Board of Directors has, by resolution, fixed the number of Directors at eleven. The terms of the Board of Directors are classified so that each year approximately one-third of the Directors are elected for a three-year term. These three groups of Directors are identified herein as Class I, Class II and Class III Directors. At the Annual Meeting, three Class III Directors will be elected to serve for a term of three years expiring on the date of the Annual Meeting of Shareholders in 1997.

Proxies will be voted for the following named nominees. In the event any nominee is not available to serve as Director at the date of the Annual Meeting (which is not now anticipated), the persons named in the enclosed proxy shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Bylaws of the Company.

The names of nominees for Directors of the Company are set forth below.

CLASS III NOMINEES
TERMS EXPIRE 1997

CHARLES W. BINGHAM

Mr. Bingham has been Executive Vice President of Weyerhaeuser Company (forest products industry) since 1981. Mr. Bingham, age 60, has been a Director of the Company since 1978.

JOHN W. ELLIS

Mr. Ellis served as Chairman of the Board of the Company from 1987 to 1993, and as Chief Executive Officer from 1976 to 1992. He has been Chairman and CEO of the Baseball Club of Seattle since 1992. Mr. Ellis, age 65, has been a Director since 1969 and also serves as a director of SAFECO Corporation, Washington Mutual Savings Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd.

RICHARD R. SONSTELIE

Mr. Sonstelie has been Chief Executive Officer and President of the Company since 1992. His prior positions with the Company include Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991 and Executive Vice President from 1985 to 1987. Mr. Sonstelie, age 49, has been a Director of the Company since 1987 and also serves as a director of First Interstate Bank of Washington, Association of Edison Illuminating Companies and Utech Venture Capital Corporation.


The names of the Class I and Class II Directors of the Company who are not standing for election and whose terms of office will continue after the Annual Meeting are listed below.

Class I Directors
Terms Expire 1995

DOUGLAS P. BEIGHLE

Mr. Beighle has been Senior Vice President of the Boeing Company (aerospace manufacturing and sales) since 1986. He served the Boeing Company as Vice President from 1980 to 1986. Mr. Beighle, age 61, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual Savings Bank and Washington State Executive Board, U.S. West Communications Group, Inc.

PHYLLIS J. CAMPBELL

Ms. Campbell has been President and Chief Executive Officer of U.S. Bank of Washington (financial institution) since 1993. She also served as Area President of U.S. Bank of Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 42, has been a Director of the Company since 1993 and also serves as a director of U.S. Bank of Washington and Executive Vice President of U.S. Bancorp.

WILLIAM S. WEAVER

Mr. Weaver has been Executive Vice President and Chief Financial Officer of the Company since 1991. For more than five years prior to joining the Company, he was a partner in the law firm of Perkins Coie. Mr. Weaver, age 50, has been a Director of the Company since 1991.

R. KIRK WILSON

Mr. Wilson has been President and Chief Executive Officer of Thrifty Foods, Inc. (retail grocery) since 1969. Mr. Wilson, age 55, has been a Director of the Company since 1976.

CLASS II DIRECTORS
TERMS EXPIRE 1996

JOHN H. DUNKAK, III

Mr. Dunkak served as Senior Vice President, Western Division, Georgia Pacific Corporation (wood products industry) from 1982 until his retirement in 1987. Mr. Dunkak, age 71, has been a Director of the Company since 1978 and also serves as a director of Horizon Bank, Bellingham, Washington.

JOHN D. DURBIN

Mr. Durbin has been President and Chief Executive Officer of Hostar International, Inc. (equipment for hotels) since 1988, and a General Partner of John Durbin & Associates (industrial real estate) since 1969. His prior positions include Chairman and President of CEC Equipment Company (construction equipment) from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. (trucks) from 1983 to 1987. Mr. Durbin, age 58, has been a Director of the Company since 1984 and also serves as a director of John Fluke Manufacturing Company, Inc.

DANIEL J. EVANS

Mr. Evans has been Chairman of Daniel J. Evans Associates (consulting) and a commentator with KIRO-TV since 1989. His prior positions include United States Senator, State of Washington, from 1983 to 1989 and Chairman, Pacific Northwest Power and Conservation Planning Council from 1981 to 1983. Mr. Evans, age 68, has been a Director of the Company since 1990 and also serves as a director of Washington Mutual Savings Bank, McCaw Cellular Communications, Inc., Tera Computer Company, Burlington Northern , Inc., the Kaiser Family Foundation, Flow International Corporation and Heart Technology.

NANCY L. JACOB

Ms. Jacob is Managing Director, Capital Trust Company (financial advisory). Her prior positions include Professor of Finance and Business Economics at the University of Washington (educational institution) from 1981 to 1992 and Dean of the School and Graduate School of Business Administration from 1981 to 1988. Ms. Jacob, age 51, has been a Director of the Company since 1980 and also serves as a director of Recreational Equipment, Inc. and a trustee of College Retirement Equities Fund in New York.

SECURITY OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth information as of February 14, 1994, concerning the shares of the Company's Common Stock beneficially owned by each Director and nominee, the executive officers named in the Summary Compensation Table and Directors and executive officers of the Company as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock.

        Name of Beneficial Owner         Shares (#)
        ------------------------         ----------
        John H. Dunkak, III              3,450

        John D. Durbin                   1,862

        Daniel J. Evans                  1,000

        Nancy L. Jacob                     586

        Douglas P. Beighle               2,480

        Phyllis J. Campbell              1,000

        William S. Weaver                1,545 /(1)/

        R. Kirk Wilson                  10,479

        Charles W. Bingham               3,410

        John W. Ellis                   21,022 /(1)/

        Richard R. Sonstelie             7,066 /(1)/

        Robert V. Myers                  6,409 /(1)/

        Neil L. McReynolds               5,305 /(1)/

        Gary B. Swofford                 3,876 /(1)/

        All Directors and Executive
        Officers as a group
        (23 persons)                   105,802

          /(1)/ Includes shares credited under the Company's Investment Plan for Employees through February 14, 1994.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors has established three committees, which meet outside of regular Board of Directors meetings, to assist in the discharge of the Directors' responsibilities relating to audit, nominating and compensation issues. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.

BOARD OF DIRECTORS MEETINGS

There were eight Board of Directors meetings held during 1993. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which the Director served.

AUDIT COMMITTEE

The Audit Committee currently includes Douglas P. Beighle (Chairperson), Charles
W. Bingham, John D. Durbin, Daniel J. Evans and R. Kirk Wilson. The Audit Committee is responsible for the review of the annual report of the independent auditors, evaluation of the external and internal audit function and recommendations to the Board of Directors with respect to the retention of independent auditors and other auditing matters. Five Audit Committee meetings were held during 1993.

DIRECTOR AFFAIRS COMMITTEE

The Director Affairs Committee currently includes John H. Dunkak (Chairperson), Charles W. Bingham, John D. Durbin and Daniel J. Evans. The Director Affairs Committee acts and makes recommendations with respect to identification and selection of candidates for Directors, compensation of Directors and similar matters. Shareholders may propose candidates for consideration as nominees to the Board of Directors; such proposals should be directed in writing to the Corporate Secretary prior to the Annual Meeting. Director candidates are considered on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. Two Director Affairs Committee meetings were held during 1993.

COMPENSATION AND RETIREMENT COMMITTEE

The Compensation and Retirement Committee currently includes Nancy L. Jacob (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, John H. Dunkak and R. Kirk Wilson. The Compensation and Retirement Committee acts and makes recommendations to the Board of Directors with respect to executive compensation, the Retirement Plan for Employees and other similar matters. Four Compensation and Retirement Committee meetings were held during 1993.

DIRECTOR COMPENSATION

Directors who are not Company officers are paid a quarterly retainer of $3,000 plus $800 for each Board of Directors meeting and Committee meeting attended. The Chairpersons of the Audit Committee and the Compensation and Retirement Committee receive additional quarterly retainers of $500 each. Directors who are also officers of the Company do not receive any compensation for duties performed as Directors.

The Company and Mr. Ellis entered into a consulting agreement that commenced October 1993 and will end September 30, 1998. Under the terms of this agreement, Mr. Ellis provides consulting and other services to the Company, including representing the Company in various industry and community related committees and activities. For these services, Mr. Ellis is paid $2,000 per month for the term of the agreement. In addition, the Company provides administrative support for Mr. Ellis' services performed under the consulting agreement.

COMPENSATION AND RETIREMENT COMMITTEE REPORT

The Board of Directors delegates responsibility for executive pay to the Compensation and Retirement Committee ("the Committee"). That Committee's members are all non-employee Directors, none of whom participate in the compensation programs described here for executives. The following is the Committee's report on executive compensation for 1993.

In determining executive pay, the Committee is guided by three primary objectives:

  Attract and retain outstanding executives by providing compensation opportunities consistent with the electric utility industry for similar positions.

  Have a significant portion of each executive's total pay at risk and dependent on Company performance (measured in the short term by desirable operating results and, in the long term, by total shareholder return).

  Encourage career service by providing retirement income for that service consistent with industry practice.

Compensation levels for the named executive officers are based on their performance and are guided by recognized industry surveys of prevailing practice. The Company's principal source of market data for levels of base salary and annual incentives and for long-term incentive practices is the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay.

The Committee establishes compensation for the CEO and reviews and approves the CEO's recommended compensation actions for the other executive officers. In making individual pay decisions, the Committee makes a subjective evaluation of each executive's experience and performance and is guided by the survey medians observed for similar positions in similar sized companies. Salaries for executive officers employed for the entire year are, in aggregate, below the medians for the five highest paid officers in similar sized companies. The companies included in the EEI survey are substantially the same as those included in the EEI 100 Index of Investor-owned Electrics used in the Total Shareholder Return Performance Graph. The Company makes salary decisions, as it does all pay decisions, in the context of the competitiveness of the entire compensation package.

All executive officers participate in the Company's annual Pay at Risk Plan. The intent of this plan is to provide financial incentives to executives for achieving desired annual operating results. Funding of the Company's Pay at Risk Plan in 1993 was dependent upon the achievement of financial and operating goals. Steps in the plan's funding included: (1) creating a primary fund by comparing earnings per share to a pre-set goal and (2) increasing or decreasing that fund by comparing operating and maintenance expenditures to a target (50% weight); measuring the success of the Company's conservation program (25% weight); and measuring the success of the Company's Energy Plus Program (25% weight), an incentive program to operate within budgets, maintain service levels, promote conservation and safety and maintain good community relations. All goals were approved by the Committee at the beginning of the year. The year's earnings per share fell within the funding range, but short of the plan's target goal; each of the fund modifiers either reached or exceeded its goals. Individual target awards ranged from 25% to 35% of salary for the named executives; funding could range from zero to twice a target fund. 1993 awards to executive officers were approximately half these targets.

The Company's ability to attract necessary capital at a favorable cost depends on successful, long-term shareholder return. The Company's executive compensation program encourages achievement of this return through the Long-Term Incentive Program. This program includes the use of both a Performance Share Unit ("PSU") Plan and a Stock Appreciation Right ("SAR") Plan. Awards of each are guided by an "objective gain" attributed to each participant ranging from 35% to 75% of salary. PSU awards are guided by 75% of these objective gains; SARs by 25%.

PSUs may be awarded bi-annually; each has a four-year term. A PSU's value is the Company's stock price at the end of its term plus the per share dividends paid during the term. The number of PSUs on which values are paid can range from zero to 160% of those awarded. In the present PSU Plan, this number depends on the Company's four-year, total shareholder return compared to the returns as reported by the Duff & Phelps Index of Investor-owned Utilities or a similar index. (Plan terms governing the value of matured PSUs reported for 1993 and 1991 are described in Footnote 5 to the Summary Compensation Table.) Since PSUs are considered only every other year and awards were made in 1992, no PSU awards were made in 1993.

SAR awards are generally made annually; each has a ten-year term and vests 20% per year beginning one year after the date of grant. A SAR's value is the Company's stock price gain over the base price, which is the closing market value on the date of grant, plus the incremental value of per share dividend increases during the holding period. 1993 grants of SARs are described in the SAR Grants Table and its accompanying footnotes. An objective value of a SAR was set for each award at a level the Committee believed represented a desirable result for shareholders. The amount of the SAR award's objective gain, as described above, was then divided by the SAR's objective value to obtain the guideline number of shares in each award. In making each award decision, the Committee considers awards previously made and awards still held. In 1993, certain of the named executive officers exercised their rights to previously granted and vested SARs. Their values are described in the SAR Exercise and Year-End Value Table.

No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for deductibility under the recently proposed Section 162(m) of the Internal Revenue Code. The matter is being studied with the goal of qualifying such compensation were it to be paid. The Company anticipates that compensation paid to its executive officers during 1994 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of Section 162(m).

Mr. Sonstelie has served as Chief Executive Officer since May 1992. The Committee recommended and the Board of Directors approved an increase to Mr. Sonstelie's salary in September 1993 in recognition of his effective response to the Company's needs, his assumption of added responsibilities upon Mr. Ellis' retirement as Chairman late in the year and the relationship of his compensation to comparative survey data. Mr. Sonstelie's base salary after the increase is at the median of observed industry practice. As described above, the Pay at Risk Plan's earnings per share performance was lower than target, although the modifying performance goals were met or exceeded. Mr. Sonstelie's resulting annual incentive award was well below his target level and his annual cash pay (salary plus bonus) earned for the year was below the median industry observation. Mr. Sonstelie received a SAR award in 1993 consistent with the award guidelines described above. No bi-annual PSU awards were made in 1993. Mr. Sonstelie's 1990 PSU award matured and was paid based on performance to the award's four-year goals as described in Footnote 5 to the Summary Compensation Table.

1993 was a challenging year for the Company. Although the sought after 45% common equity ratio was allowed in rates, other aspects of the rate case, including the allowed return on equity, were below what the Company had sought. Nevertheless, Mr. Sonstelie's response to these challenges has been assertive, realistic and designed to (1) maximize earnings within allowable limits, (2) ensure regulatory support for the Company's resource acquisition program and (3) maintain the Company's strong service levels. The Committee believes that Mr. Sonstelie's compensation in 1993 was appropriate given the Company's results in this period and the steps he took to address the associated challenges.

                        COMPENSATION AND RETIREMENT COMMITTEE

                        Nancy L. Jacob, Chairperson
                        Douglas P. Beighle
                        Phyllis J. Campbell
                        John H. Dunkak
                        R. Kirk Wilson

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a comparison of the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on the Common Stock against the cumulative total return of the Standard and Poor's 500 Stock Index, the EEI 100 Index of Investor-owned Electrics and the Duff & Phelps Index of Investor-owned Utilities.

FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON/(1)/



                            [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
     AMONG PUGET POWER, S&P 500 INDEX, DUFF & PHELPS INDEX AND EEI INDEX

Measurement period                                 S&P 500         DUFF & PHELPS          EEI
(Fiscal year Covered)           PUGET POWER         Index             Index              Index
- ---------------------           -----------        --------        -------------        --------
Measurement PT -
12/31/88                        $ 100              $ 100           $ 100                $ 100

FYE 12/31/89                    $ 130              $ 132           $ 127                $ 130
FYE 12/31/90                    $ 131              $ 128           $ 126                $ 132
FYE 12/31/91                    $ 186              $ 166           $ 162                $ 170
FYE 12/31/92                    $ 200              $ 179           $ 176                $ 182
FYE 12/31/93                    $ 197              $ 197           $ 193                $ 199


(1) This comparison assumes $100 is invested on December 31, 1988, in (1) Puget Power Common Stock, (2) the S&P 500 Stock Index, (3) the EEI 100 Index of Investor-owned Electrics (the "EEI Index") and (4) the Duff & Phelps Index of Investor-owned Utilities (the "Duff & Phelps Index"); a listing of companies which comprise the Duff & Phelps Index is shown on page 9. The graph then observes, in each case, stock price growth and dividends paid (assuming dividend reinvestment) over the following five years. The Duff & Phelps Index, which was included in the Company's 1993 Proxy Statement, will not be included in future Proxy Statements because it does not meet certain requirements of the Securities and Exchange Commission for indexes which may be included in the Stock Price Performance Graph. The companies included in the EEI Index and the Duff & Phelps Index are substantially the same.

The Board of Directors and its Compensation and Retirement Committee recognize that the market price of stock is influenced by many factors, one of which is Company performance. The stock price contribution to the total return performance shown on the graph is not necessarily indicative of future price performance.

LIST OF COMPANIES IN THE DUFF & PHELPS INDEX OF INVESTOR-OWNED UTILITIES

The following is a list of the companies which comprise the Duff & Phelps Index of Investor-owned Utilities as published on February 11, 1994; performance as shown in the graph on the preceding page is measured as of December 31, 1993.

Allegheny Pwr, American Elec Pwr, Atlantic Engy, Baltimore G&E, Black Hills, Boston Edison Company, CIPSCO Inc., CMS Energy Corporation, Carolina P&L, Centerior Engy, Central & So. West, Central Hudson G&E, Central Louisiana Elec, Central Maine Pwr, Central Vt PS, Cincinnati Gas & Electric Co., Commonwealth Edison Company, Commonwealth Engy, Consolidated Ed, DPL, DQE Inc., Delmarva Power & Light Co., Dominion Resources, Duke Pwr, Eastern Util., El Paso Elec, Empire District, Entergy, FPL Group, Florida Progress, General Pub Util, Green Mountain Pwr, Hawaiian Electric Ind., Houston Ind., IES Industries, IPALCO Enterprises, Inc., Idaho Pwr, Illinois Power Company, Iowa Illinois G&E, KU Energy Corporation, Kansas City P&L, LG&E Energy Corporation, Long Island Ltg, Midwest Resources Inc., Minnesota P&L, NIPSCO Industries, NY State E&G, Nevada Power Company, New England Elec, Niagara Mohawk, Northeast Utilities, Northern States Pwr, Ohio Edison Company, Oklahoma G&E, Orange & Rockland Util, Otter Tail Power, PS Colorado, PS Enterp Group, PS New Mexico, PSI Resources, PacifiCorp, Pacific Gas and Electric Co., Pennsylvania P&L, Philadelphia Electric Company, Pinnacle West Cap., Portland General Corp., Potomac Elec Pwr, Puget Sound P&L, Rochester G&E, SCANA, SCEcorp, San Diego Gas & Electric Co., Sierra Pac Res, Southern Co., Southern Indiana G&E, Southwestern PS, TECO Engy, TNP Enterprises, Texas Util, The Detroit Edison Company, The Montana Power Company, Tucson Elec. Pwr, Union Elec., United Illum, UtiliCorp, WPL Holdings, Washington Water Pwr, Western Resources Inc., Wisconsin Engy, Wisconsin PS.

          PUGET SOUND POWER & LIGHT COMPANY SUMMARY COMPENSATION TABLE

The following information is furnished for the years ended December 31, 1993, 1992 and 1991, respectively, with respect to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company during 1993 whose salary and bonus exceeded $100,000. Annual compensation includes amounts deferred at the officer's election.



                                        Annual Compensation                      Long-Term Compensation
                             -------------------------------------------   ----------------------------------        All Other
                                                                                   Awards           Payouts       Compensation ($)
                                                                           -----------------------  ---------     ----------------
                                                             Other Annual      No. of Shares         LTIP
Name and                                                     Compensation  Restricted   Underlying   Payouts
Principal Position           Year  Salary ($)     Bonus ($)    ($)/(3)/    Stock  ($)   SARs  (#)    ($)/(5)/
R. Sonstelie                 1993   $320,419      $ 66,000                                18,000    $193,081      $  11,879/(6)/
President and                1992    283,480/(1)/  120,000                                17,800       ---           10,110
Chief Executive Officer      1991    202,503       115,000                                 5,800      89,595          ---

W. Weaver                    1993    189,352        23,000                                 7,300       ---/(7)/       6,923/(8)/
Executive Vice President     1992    177,503        50,000                                 7,500       ---            7,691
and Chief Financial Officer  1991     75,952/(2)/   35,000                 $200,005/(4)/   ---         ---            ---

R. Myers                     1993    162,905        22,500                                 6,300      99,557          5,768/(9)/
Senior Vice President        1992    156,255        45,000                                 6,900       ---            5,355
Operations                   1991    148,487        55,000                                 4,300      33,183          ---

N. McReynolds                1993    127,739        13,000    $ 17,775                     3,500      57,321          5,444/(10)/
Senior Vice President        1992    124,502        32,000                                 3,900       ---            5,264
Corporate Relations          1991    121,266        45,000                                 2,500      29,865          ---

G. Swofford                  1993    116,455        16,500      18,701                     3,200       ---/(7)/       3,867/(11)/
Vice President Divisions     1992    109,383        18,000                                 ---         ---            ---
and Customer Services        1991     95,368        25,000                                 ---         ---            ---

J. Ellis                     1993    229,587        30,015                                 ---       362,027         14,674/(12)/
Chairman /(13)/              1992    305,003        97,000                                 ---         ---           16,137
                             1991    321,670       165,000                                 ---       414,792          ---

                      Summary Compensation Table Footnotes

(1)  Mr. Sonstelie became Chief Executive Officer on May 12, 1992.

(2) Mr. Weaver became Executive Vice President on July 1, 1991. The salary and bonus shown are for a partial year's employment.

(3) Except as noted in the table, the aggregrate amount of perquisites or personal benefits was less than the required reporting threshold (the lesser of $50,000 and 10% of annual salary and bonus for the named executive officer). Amounts shown for Messrs. McReynolds and Swofford include $15,750 for a one-time-only vehicle allowance, also received by all other executives, associated with management's decision to no longer provide executives with Company-purchased automobiles.

(4) On his date of employment, Mr. Weaver was granted 8,840 phantom shares. The aggregate value of the phantom shares was $200,005, based on a stock price at July 1, 1991 of $22.625 per share. The phantom shares vest, subject to continued employment, equally over three years on the anniversary date of initial employment beginning on July 1, 1993, and are valued as to the vested portion on each such date. The value of each phantom share is the market price on the vesting date, plus the aggregate dividends paid on each such share during the period the phantom share is held. At December 31, 1993, 5,894 phantom shares remain outstanding with an aggregated value of $173,136 (based on a stock price of $24.875 per share at December 31, 1993 and accumulated dividends from July 1, 1991 to December 31, 1993 of $4.50 per share).

(5) A PSU for the four-year award cycles ended on December 31, 1993 and December 31, 1991 entitled the holder to receive a cash payment equal to
     (a) the average market price of one share of Common Stock during the month of December of the last year of the four-year cycle, plus (b) the aggregate dividends with respect to one share of Common Stock from January 1 of the year in which the PSU award is made until the last day of the last month of the four-year cycle. The number of PSUs awarded was guided by the method described in the Compensation and Retirement Committee's Report. That number was then subject to two adjustments at maturity. The adjustments functioned to increase or decrease the number of PSUs on which payment was made. First, the number of PSUs awarded was multiplied by a fraction, determined by the Committee for each award, that corresponded to the average annual percentage increase or decrease in book value per share of the Common Stock over the four-year period prior to maturity. Second, the number of PSUs, as modified to give effect to the first adjustment, was further adjusted based on the ratio of market value of the Common Stock to its book value as compared to that of the 100 largest electric and combination utilities in the United States. The source for determining the Company's ranking was a Kidder, Peabody and Co., Inc. analysis of market-to-book value for the utility industry. Their selection of utility companies used for this analysis is substantially the same as the selection of utility companies used in the EEI Index included in the Total Shareholder Return Performance Graph. The second adjustment was made by multiplying the number of PSUs awarded by a fraction, determined by the Committee at the time the PSU award was made, based upon the Company's average monthly market-to-book percentile rank among this group of large electric and combination utilities during the 48-month period prior to maturity.

     The value of the PSU award that was paid in 1993 and reported in the Summary Compensation Table was based on an average stock price during December 1993 of $24.55 per share and total dividends paid during the four-year cycle of $7.14 per share. The book value performance during this period was very strong, resulting in an above-target positive modification to the number of PSUs paid. However, the average relative market-to-book ranking among electric and combination utilities was below the award's goal resulting in a negative modification to the number of PSUs paid resulting in an overall award amount within 5% of its objective level.

(6) $2,968 match under Investment Plan for Employees and $7,606 Investment Plan makeup; $1,305 imputed income on life insurance.

(7) Messrs. Weaver and Swofford were not eligible participants at the time PSUs were awarded for the cycles ended December 31, 1991 and 1993.

(8) $4,947 match under Investment Plan for Employees; $1,976 imputed income on life insurance.

(9) $2,473 match under Investment Plan for Employees and $2,903 Investment Plan makeup; $392 imputed income on life insurance.

(10) $2,473 match under Investment Plan for Employees and $1,742 Investment Plan makeup; $1,229 imputed income on life insurance.

(11) $2,473 match under Investment Plan for Employees and $1,370 Investment Plan makeup; $24 imputed income on life insurance.

(12) $7,576 Investment Plan makeup; $7,098 imputed income on life insurance.

(13) Mr. Ellis retired from the Company as of October 1, 1993. He will continue on the Company's Board of Directors and has entered into a consulting agreement with the Company as described under "Director Compensation".

                              SAR GRANTS IN 1993

The following information is furnished for the year ended December 31, 1993 with respect to the Company's Chief Executive Officer and each of the five most highly compensated executive officers of the Company for stock appreciation rights (SARs) which were granted in 1993.

                                                                     Individual Grants
                              -------------------------------------------------------------------------------------------------
                                  No. of
                                  Shares         Percent of Total SARs
                              Underlying SARs    Granted to Employees     Base Price                            Grant Date
Name                            Granted (#)             in 1993             ($/SH)      Expiration Date    Present Value ($)(2)
R. Sonstelie                     18,000 (1)               47%              $27.625           2/2003              $33,840
President and
Chief Executive Officer

W. Weaver                         7,300 (1)               19                27.625           2/2003               13,724
Executive Vice President and
Chief Financial Officer

R. Myers                          6,300 (1)               17                27.625           2/2003               11,844
Senior Vice President
Operations

N. McReynolds                     3,500 (1)                9                27.625           2/2003                6,580
Senior Vice President
Corporate Relations

G. Swofford                       3,200 (1)                8                27.625           2/2003                6,016
Vice President
Divisions and Customer
Services

J. Ellis (3)                             0               ---                 ---              ---                   ---
Chairman

(1) SARs have a ten-year term, and vest 20% per year beginning one year after the date of grant. A SAR's value is the Company's stock price gain over the base price, which is the fair market value on the date of grant, plus the incremental value of per share dividend increases during the holding period. In the event of certain corporate transactions, such as certain mergers or consolidations of the Company with another corporation or a dissolution or liquidation of the Company, a SAR terminates, but the vesting of the SAR is accelerated and the SAR may be exercised in full immediately prior to such corporate transactions.

(2) Present value is computed using the binomial method, a variation of the Black-Scholes method. The Edison Electric Institute uses the binomial method in its annual comparative survey of industry pay practices. The estimated values under the binomial model are based on the following assumptions: (a) an option term of ten years, representing the period of time the named executive officers may hold their SARs from date of grant; (b) a Risk-Free Rate of Return of 6.2% determined by the interest rate on a Zero Coupon U.S. Treasury Bond at the time the SARs were granted with a yield to maturity equivalent to the term of the SAR and (c) a volatility factor of .123 calculated using three years of historical monthly stock price and dividend data ending January 31, 1993. The binomial value was adjusted by a discount of 3% for each year the SAR must be held, reflecting its vesting restrictions. The actual value that an executive may realize, if any, will depend on the amount by which the stock price exceeds the base price plus the incremental value of per share dividend increases during the holding period. There is no assurance any executive will receive the amounts estimated by the binomial method.

(3) Mr. Ellis' last award was in 1989, due to anticipated retirement.

            Aggregated SAR Exercises in 1993 and Year-End SAR Values

The following information is furnished for the year ended December 31, 1993 with respect to the Company's Chief Executive Officer and each of the five other most highly compensated executive officers of the Company for SAR exercises that occurred during 1993 and for unexercised SARs outstanding at year end.

                                      Number of                                   Number of Shares           Value of Unexercised
                                  Shares Underlying                            Underlying Unexercised         In-The-Money SARs
                                    SARs Exercised    Value Realized ($)(1)  SARs at Fiscal Year-End (#)  at Fiscal Year-End ($)(2)
                                  -----------------   ---------------------  ---------------------------  -------------------------
Name                                                                         Exerciseable/Unexercisable   Exerciseable/Unexercisable
R. Sonstelie                           9,720 (3)             $64,002                 0/41,400                      $0/39,623
President and Chief Executive
Officer

W. Weaver                              1,500 (4)               6,622                 0/13,300                          0/600
Executive Vice President and
Chief Financial Officer

R. Myers                               4,020 (3)              29,981                 0/16,180                       0/18,221
Senior Vice President Operations

N. McReynolds                          4,620 (3)              33,610                  0/9,360                       0/12,619
Senior Vice President Corporate
Relations

G. Swofford                                 ---                  ---                  0/3,200                            0/0
Vice President Divisions
and Customer Services

J. Ellis                              29,840 (5)             304,777                 0/14,620                       0/96,492
Chairman

(1) This amount is the aggregrate of the market value of the Common Stock at the time each SAR was exercised minus the base price for that SAR, plus the incremental value of per share dividend increases during the holding period.

(2) This amount is the aggregrate of the number of SARs multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1993 of $24.875 per share minus the base price for that SAR, plus the incremental value of per share dividend increases up to December 31, 1993.

(3) From awards made in 1988, 1989, 1990, 1991 and 1992.

(4) From awards made in 1992.

(5) From awards made in 1988 and 1989.

RETIREMENT BENEFITS TABLE

Estimated retirement benefits for the named executive officers are shown in the table below, assuming retirement on January 1, 1994 at age 65 after selected periods of service. The benefit levels shown are the estimated aggregate value resulting from the Company's funded pension plan, Supplemental Executive Retirement Plan for Officers (the "SERP"), Deferred Compensation Plan make-up and Social Security benefits.

ESTIMATED ANNUAL BENEFIT UPON RETIREMENT AT AGE 65

      Final Average                   Years of Credited Service
      Compensation                     10                   15+*
    -------------------------------------------------------------
        $100,000                    $ 40,000             $ 60,000
         200,000                      80,000              120,000
         300,000                     120,000              180,000
         400,000                     160,000              240,000
         500,000                     200,000              300,000

The named executive officers have the following years of credited service as of December 31, 1993: R. Sonstelie, 19.5; W. Weaver, 2.5; R. Myers, 20.67; N. McReynolds, 13.0; G. Swofford, 26.42; J. Ellis, 23.75 (as of October 1, 1993). Estimated aggregate benefits are based on 60% of average annual compensation (salary plus bonus) for the highest consecutive five years preceding the retirement date. The five-year averages as of December 31, 1993 are as follows for the named executive officers: R. Sonstelie, $315,208; W. Weaver, $211,124;
R. Myers, $187,262; N. McReynolds, $152,059; G. Swofford, $112,928; J. Ellis,
$426,271 (actual average based on October 1, 1993 retirement). See "Other Agreements" for additional information regarding a supplemental retirement agreement with Mr. Weaver.

* All persons with 15 or more years of credited service receive the maximum benefits payable under the plan for their salary level.

OTHER AGREEMENTS

The Company has entered into an agreement with Mr. Weaver regarding certain benefits payable upon retirement. If Mr. Weaver continues employment with the Company until age 65, it is estimated that the special agreement will not provide him any additional benefits beyond those set out in the Retirement Benefits table. However, if Mr. Weaver continues in employment with the Company through July 1, 1996, then terminates employment at any time thereafter, but before becoming SERP eligible (in general, age 65, or age 62 with 15 years of credited service), he would, commencing at age 62, receive his normal retirement benefit under the Company's funded pension plan, plus, under the agreement, an additional annual benefit of approximately 29% of his final average annual earnings. Earnings used in calculating his benefit under the Company's funded pension plan and under the special agreement will be limited to the amount established by Section 401 (a) (17) of the Internal Revenue Code, as amended, which is currently $150,000 per year. If Mr. Weaver terminates employment prior to July 1, 1996, he would not receive any benefit under the Company's funded pension plan, but would, commencing at age 62, receive an annual benefit of approximately $11,250 if service terminates prior to July 1, 1994, $16,875 if service terminates prior to July 1, 1995 or $22,500 if service terminates prior to July 1, 1996.

PROPOSAL TO INCREASE SHARES AUTHORIZED FOR
ISSUANCE UNDER INVESTMENT PLAN FOR EMPLOYEES

The Investment Plan for Employees (the "Plan") is a retirement plan that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and constitute a plan described in Section 404 (i) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is funded through contributions from eligible employees and the Company. Eligible employees may contribute up to 12% of their basic earnings to the Plan by payroll deduction, on either a pre-tax or an after-tax basis, subject to a limit of $9,240 (in 1994) on pre-tax contributions. The Company contributes an amount equal to 55% of the first 6% of basic earnings that the employee elects to contribute, subject to certain limitations imposed by the Code to ensure that highly compensated employees do not receive a disproportionate percentage of such contributions. An employee's salary deferral contributions are invested by the Plan trustee, as directed by the employee, in investment funds maintained for the Plan by the trustee. The Company's contributions are invested by the Plan trustee in Common Stock, purchased either directly from the Company or on the open market (the "Company Stock Fund"). If Common Stock is purchased from the Company, it will be priced at the last sale price of the Common Stock on the New York Stock Exchange on the last business day of the month preceding the month in which the contribution is made. The Company may also make its contributions in shares of Common Stock.

Prior to February 1, 1994, employees could not direct funds into or out of the Company Stock Fund. Effective February 1, 1994, the Board of Directors amended the Plan to permit employees to direct that all or a portion of their salary deferral contributions be invested in the Company Stock Fund or that all or a portion of the amounts which they have invested in other investment funds be transferred to the Common Stock Fund. Also as of February 1, 1994, employees are permitted to direct that amounts invested in the Company Stock Fund (including amounts resulting from Company contributions) be transferred into other investment funds. Any Common Stock that must be purchased to satisfy employee investment directions is purchased either directly from the Company or in the open market at a price per share equal to the fair market value of the Common Stock on the date of purchase. The closing price of the Common Stock as reported on the New York Stock Exchange on March 14, 1994 was $ 23.00.

Employees are fully vested in their salary deferral contributions at all times. Employees are vested in the Company's contributions only after they have completed three years of service or at age 65 or in the event of death or disability. Participants are entitled to instruct the trustee how to vote all shares of Common Stock credited to their accounts, whether vested or not.

An employee's vested interest is distributable in a lump sum upon the employee's termination of employment. In addition, an employee can withdraw all or a portion of his or her after-tax salary deferral contributions prior to termination of employment for any reason. The employee also may withdraw all or a portion of his or her pre-tax salary deferral contributions and vested Company contributions prior to termination of employment if the employee has a qualifying hardship.

Substantially all of the Company's employees are eligible to participate in the Plan. As of December 31, 1993, approximately 2,313 active employees were participating in the Plan out of approximately 2,624 who were eligible to participate. Directors who are not employees of the Company may not participate in the Plan. Future Company contributions will depend on employee participation, salary levels and Internal Revenue Code limitations on Company contributions to qualified plans. Because each participant will determine the extent of his or her participation within the limits prescribed by the Plan and the Code, it is difficult to estimate the Company's potential contribution obligation. Contributions made for each of the six individuals named on page 10 for the year ended December 31, 1993 were as follows: Mr. Sonstelie, $2,968; Mr. Weaver, $4,947; Mr. Myers, $2,473; Mr. McReynolds, $2,473; Mr. Swofford, $2,473 and Mr. Ellis, $0. All executive officers as a group received an aggregate of $39,693 in Company contributions in fiscal year 1993. The aggregate Company contributions for fiscal year 1993 for all other employees were approximately $3,481,136.

The Company intends to continue the Plan indefinitely, but the Board of Directors may terminate the Plan or modify or amend the Plan in any manner without shareholder approval, except (1) no modification may retroactively deprive any individual of rights accrued under the Plan, and (2) shareholder approval must be obtained for any increase in the maximum number of shares of Common Stock which may be issued under the Plan.

Under the Washington Utilities Law, the Company may not sell any increase of its capital stock to its employees unless the stock is first offered to shareholders or a majority of the shareholders authorizes the issuance of such stock. Since the time of initial approval of the Plan in 1970, shareholders have authorized the issuance of 1,000,000 shares of Common Stock under the Plan. Proposal No. 2 increases the maximum amount which may be issued under the Plan from 1,000,000 to 2,000,000 shares. From the effective date of the Plan, which was August 1, 1970, through December 31, 1993, an aggregate of 959,142 shares of Common Stock have been issued under the Plan.

The Board of Directors recommends adoption of the proposed increase in the number of shares that may be issued under the Plan. Proxies solicited by management will be so voted unless shareholders specify in their proxy a contrary vote.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand has examined the financial statements of the Company since 1933, and the Company intends to continue the service of this firm for the fiscal year ending December 31, 1994. Representatives of the firm will be present at the Annual Meeting with the opportunity to make a statement and to answer shareholder questions.

VOTING RIGHTS AND PROXY

Common Stock is the only class of stock entitled to vote at the Annual Meeting for the election of Directors. Approximately 63.6 million shares of Common Stock were outstanding on March 14, 1994, the record date for the Annual Meeting. The holders of a majority of the shares of the Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Each holder of Common Stock will be entitled to one vote for each share held on the record date on each item listed in the Notice of Annual Meeting of Shareholders. In electing Directors, every holder of Common Stock has the right of cumulative voting, namely, the right to multiply the number of votes represented by shares held of record by the number of Directors to be elected, and then cast all such votes for one candidate or distribute them among any two or more candidates. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the meeting: (i) the three nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the meeting by the shares present in person or represented by proxy at the meeting and entitled to vote shall be elected Directors and (ii) matter two listed in the accompanying Notice of Annual Meeting of Shareholders will be approved if a majority of the shares of Common Stock vote in favor of the matter. In the election of directors, any actions other than a vote for a nominee will have the practical effect of voting against the nominee. Abstentions from voting by brokers will have the practical effect of voting against matter two since they are one less vote for approval.

Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed, and if no direction is indicated, it will be voted for all management proposals as set forth in this Proxy Statement. A proxy may be revoked by the shareholder at any time before it is voted. A proxy, when executed and not so revoked, will be voted, and if it contains any specifications, will be voted in accordance with the specifications so made. The Company acts as tabulator for the proxies of the shareholders of record, brokers and banks. The identity and vote of all shareholders shall not be disclosed to any third party except as necessary to meet applicable legal requirements. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company proxy material for the May 9, 1995 Annual Meeting of Shareholders must be received at the principal executive office of the Company not later than November 25, 1994.

SOLICITATION OF PROXIES

Proxies in the form enclosed are solicited by and on behalf of the Company. Richard R. Sonstelie, President and Chief Executive Officer, and J. W. Eldredge, Corporate Secretary, and each or either of them are named as proxies. Proxies may be solicited by mail, personal interview, telephone and telecopier. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their expenses incurred in connection therewith. Proxies may also be solicited by officers, Directors, employees and other agents of the Company without compensation therefor, except for reimbursement of expenses. All costs of solicitation of proxies will be borne by the Company.

March 24, 1994
By Order of the Board of Directors,

/s/ R. R. SONSTELIE

RICHARD R. SONSTELIE
President and Chief Executive Officer

                MAP TO MEYDENBAUER CENTER
                11100 NE 6th Street Bellevue, WA 98004


                [MAP APPEARS HERE]


                PARKING
                Complimentary parking is available in the Meydenbauer Center parking garage. The garage entrance is located on 112th Ave. NE. Please tell the attendant you are attending the Puget Power Annual Meeting.


                         [RECYCLE LOGO APPEARS HERE]
                          Printed on recycled paper.

                              [PUGET POWER LOGO
                                 APPEARS HERE]

[LOGO OF PUGET POWER
APPEARS HERE]         P.O. Box 96010, Bellevue, WA 98009-9610

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RICHARD S. SONSTELIE and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND POWER & LIGHT COMPANY held of record by the undersigned on March 14, 1994, at the Annual Meeting of Shareholders to be held on May 10, 1994, or any adjournment thereof.

1. ELECTION OF DIRECTORS

[_] FOR all nominees listed below          [_] WITHHOLD AUTHORITY
(except as marked to the contrary below)   to vote for all nominees listed below

CHARLES W. BINGHAM         JOHN W. ELLIS         RICHARD R. SONSTELIE

(INSTRUCTION: To withhold authority
to vote for any individual
nominee, write that nominee's name
in the space provided right.)
                                   ---------------------------------

2. INCREASE THE COMMON STOCK WHICH MAY BE ISSUED UNDER THE INVESTMENT PLAN FOR EMPLOYEES FROM 1,000,000 TO 2,000,000 SHARES

   [_] FOR                       [_] AGAINST                     [_] ABSTAIN

                                                (This Proxy Card continues and
                                                MUST be signed on the reverse
                                                side)


(Continued from the reverse) This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXIES PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSALS 1 AND 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

SIGNATURE/DATE                         SIGNATURE IF HELD JOINTLY/DATE

- ------------------------------------   ------------------------------------

                                                       PLEASE MARK, SIGN, DATE
                                                       AND RETURN THE PROXY
                                                       CARD PROMPTLY USING THE
                                                       ENCLOSED ENVELOPE.

                           GRAPHICS APPENDIX LIST



PAGE WHERE
GRAPHIC APPEARS                 DESCRIPTION OF GRAPHIC OR CROSS-REFERENCE
- -------------------------------------------------------------------------------
Page 8                Graphic No. 1 is a performance graph showing a
                      comparison of the five-year cumulative total shareholder
                      return on the Common Stock of Puget Sound Power & Light
                      Company against the cumulative total return of Standard
                      and Poor's 500 Stock Index, the EEI 100 Index of Investor-
                      owned Electrics and the Duff & Phelps Index of Investor-
                      owned utilities. The underlying data presented in the
                      graph is set forth on page 8.


Page 18               Graphic No. 2 is a map to the Meydenbauer Center in
                      Bellevue, Washington where the Annual Meeting will be held.

